UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________
FORM 8-K
_____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
June 27, 2025
USANA HEALTH SCIENCES, INC.
(Exact name of registrant as specified in its charter)
Utah
(State or other jurisdiction of incorporation)

001-35024	87-0500306
(Commission File No.)	(IRS Employer Identification No.)
3838 West Parkway Boulevard
Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)
Registrant's telephone number, including area code: (801) 954-7100
Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	USNA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information reported in Item 2.03 below is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 27, 2025, USANA Health Sciences, Inc. (the “Company”), as borrower, and certain of its material subsidiaries as guarantors, entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swingline Lender and Letter of Credit Issuer, and the other lenders party thereto.

The Credit Agreement provides for a revolving credit limit for loans to the Company of up to $75 million (the “Credit Facility”). In addition, at the option of the Company, and subject to certain conditions, the Company may request to increase the aggregate commitment under the Credit Facility by up to $200 million. The obligations of the Company under the Credit Agreement are secured by the pledge of capital stock of subsidiaries of the Company pursuant to an Amended and Restated Security and Pledge Agreement (the “Pledge Agreement”).

Interest on revolving borrowings under the Credit Facility are as follows:

1.For Term SOFR Loans, the Term SOFR plus the applicable margin as set forth in the Credit Agreement;
2.For Base Rate Loans, the Base Rate plus the applicable margin as set forth in the Credit Agreement;
3.For Daily Simple SOFR Loans, the Daily Simple SOFR plus the applicable margin as set forth in the Credit Agreement; and
4.For Swingline Loans, the Base Rate plus the applicable margin as set forth in the Credit Agreement.

The Credit Agreement requires the Company to satisfy two financial covenants:

•A consolidated EBITDA covenant, requiring the Company to maintain, as of the end of each fiscal quarter of the Company, commencing with the Company’s fiscal quarter ending June 28, 2025, consolidated EBITDA equal to or greater than (i) $80 million for the period of four (4) prior fiscal quarters ending on each of June 28, 2025, September 27, 2025, January 3, 2026, April 4, 2026, and July 4, 2026, and (ii) $100 million for the period of four (4) prior fiscal quarters ending on each of October 3, 2026 and each fiscal quarter ending thereafter.

•A consolidated funded debt to consolidated EBITDA ratio, requiring the Company to maintain as of the end of each fiscal quarter of the Company, commencing with the Company’s fiscal quarter ending June 28, 2025, a consolidated funded debt to consolidated EBITDA ratio equal to or less than 2.0 to 1.0.

The Credit Agreement does not include any restrictions on the payment of cash dividends or share repurchases by the Company.

The Credit Agreement provides for customary events of default with corresponding grace periods, including, among other things, failure to pay any principal or interest when due, failure to pay material indebtedness or another default thereunder, failure to comply with covenants, certain insolvency or receivership events affecting the Company or its subsidiaries, and failure of a representation or warranty to be true when made or deemed made. In the event of a default by the Company, Bank of America may declare all amounts owing under the Credit Facility immediately due and payable, terminate the lenders’ commitments to make loans under the Credit Facility and/or exercise any and all remedies and other rights under the Credit Agreement and the Pledge Agreement. For certain defaults related to insolvency and receivership, the commitments of lenders will be automatically terminated, all outstanding loans and other amounts will become immediately due and payable and the Company’s obligations to cash collateralize applicable letter of credit obligations will automatically become effective.

The foregoing description is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement and the Amended and Restated Security and Pledge Agreement filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	Third Amended and Restated Credit Agreement, dated as of June 27, 2025, by and among USANA Health Sciences, Inc. and certain of its subsidiaries, Bank of America, N.A. and the lenders party thereto.
10.2	Amended and Restated Security and Pledge Agreement, dated as of June 27, 2025, by and between USANA Health Sciences, Inc. and Bank of America, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USANA HEALTH SCIENCES, INC.

	By:	/s/ G. Douglas Hekking
G. Douglas Hekking
Chief Financial Officer
Date: July 1, 2025